Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Future Health ESG Corp. (the “Company”) on Amendment No. 1 to Form S-1 (File No. 333-258911) of our report dated March 23, 2021, except for Note 3, Note 6 and Note 7, as to which the date is August 18, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Future Health ESG Corp. as of March 4, 2021 and for the period from February 25, 2021 (inception) through March 4, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum LLP

Boston, MA

August 31, 2021